Exhibit 99.1

For Immediate Release Contact: Investor Relations (802) 888-0982

Union Bankshares Announces Earnings for the three and six months ended June 30, 2026 and Declares Quarterly Dividend

Morrisville, VT July 15, 2026 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and six months ended June 30, 2026 and declared a regular quarterly cash dividend. Consolidated net income for the three months ended June 30, 2026 was $2.9 million, or $0.61 per share, compared to $2.4 million, or $0.53 per share, for the same period in 2025, and $5.9 million, or $1.26 per share, for the six months ended June 30, 2026, compared to $4.9 million, or $1.08 per share, for the same period in 2025.
President and Chief Executive Officer Jeffrey F. Weidley commented on the results:
"Union Bankshares delivered strong second quarter and year-to-date results, reflecting the strength of our balance sheet, disciplined execution, and the dedication of our employees. Growth in net interest income, improved earnings, and continued increases in book value demonstrate the resilience of our community banking model. As we embark on an important leadership transition, I am confident that Union Bank is exceptionally well-positioned for the future, supported by a talented management team, strong asset quality, and a steadfast commitment to serving the individuals, businesses, and communities that have placed their trust in us."

Balance Sheet
Total assets reached $1.56 billion as of June 30, 2026 from $1.48 billion as of June 30, 2025 representing growth of $78.4 million, or 5.3%. The increase was driven by an increases in the securities and loan portfolios. Investment securities increased to $308.0 million as of June 30, 2026 compared to $242.4 million as of June 30, 2025, an increase of $65.6 million, or 27.0%, due to a strategic decision to pre-invest future cash flows from the portfolio during the fourth quarter of 2025. Total loan growth was modest during the comparison periods at $14.0 million with outstanding balances of $1.12 billion as of June 30, 2026. Sales of qualifying mortgage loans were $56.9 million for the six months ended June 30, 2026 compared to $56.8 million for the six months ended June 30, 2025.
The allowance for credit losses on loans was $8.4 million as of June 30, 2026 compared to $8.3 million as of June 30, 2025. Asset quality remains strong and management continues to assess credit risk exposure and adjusts reserves as needed. Management believes the current credit loss expense is appropriate given the composition and performance of the loan portfolio, and continues to monitor macroeconomic indicators that may impact borrower behavior and repayment capacity.
Total deposits were $1.09 billion as of June 30, 2026 compared to $1.10 billion as of June 30, 2025, and included purchased brokered deposits of $43.8 million as of June 30, 2026 and $65.3 million as of June 30, 2025. Borrowed funds were $337.1 million as of June 30, 2026 and consisted of Federal Home Loan Bank advances of $316.1 million and Federal Reserve borrowings of $21.0 million compared to Federal Home Loan Bank advances of $270.7 million as of June 30, 2025.
Stockholders' equity increased to $90.4 million as of June 30, 2026 compared to $71.3 million as of June 30, 2025, resulting in an increase in book value per share of 16.7% to $18.28 as of June 30, 2026 compared to $15.66 as of June 30, 2025. These increases are due in part to sales of common stock in accordance with the equity distribution agreement previously announced on May 20, 2025. Through June 30, 2026, 384,066 shares of the Company's stock have been sold resulting in net proceeds, after expenses, of $8.6 million. Accumulated other comprehensive loss as it relates to the fair market value adjustment for investment securities as of June 30, 2026 was $27.0 million compared to $31.2 million as of June 30, 2025 which also contributed to the improvement in book value per share.
Income Statement
Consolidated net income was $2.9million for the three months ended June 30, 2026, compared to $2.4 million for the same period in 2025. Results increased $529 thousand for the comparison periods due to increases of $1.2 million net interest income and $484 thousand in noninterest income, and a decrease of $46 thousand in credit loss expense, partially offset by increases of $976 thousand in noninterest expenses and $199 thousand in income tax expense.
Interest income was $20.1 million for the three months ended June 30, 2026 compared to $18.7 million for the three months ended June 30, 2025, an increase of $1.3 million, or 7.1%. The increase is attributable to a larger earning asset base and higher interest rates on those assets. Interest expense increased $162 thousand, or 2.0%, to $8.4 million for the three months ended June 30, 2026 compared to $8.3 million for the three months ended June 30, 2025 These changes resulted in improvement in net interest income of $1.2 million, or 11.2%, for the comparison periods.
Credit loss expense of $175 thousand was recorded for the three months ended June 30, 2026 compared to credit loss expense of $221 thousand for the three months ended June 30, 2025. The reduction in credit loss expense during the comparison periods was primarily related to the size and mix of the loan portfolio and unfunded commitments at June 30, 2026.

Noninterest income was $3.2 million for the second quarter of 2026 compared to $2.8 million for the same period in 2025. There was a one-time gain of $380 thousand recognized on the sale of a branch property during the second quarter of 2026. Sales of qualifying residential mortgages resulted in net gains of $490 thousand for the three months ended June 30, 2026 compared to net gains of $480 thousand for the three months ended June 30, 2025.
Noninterest expenses increased $976 thousand, or 9.3%, to $11.5 million for the three months ended June 30, 2026 compared to $10.5 million for the three months ended June 30, 2025. The increase during the comparison periods was due to increases of $831 thousand in salaries and wages, $35 thousand in equipment expenses, and $184 thousand in other expenses, partially offset by a decrease of $74 thousand in employee benefits. Income tax expense was $301 thousand for the three months ended June 30, 2026, an increase of $199 thousand compared to $102 thousand for the three months ended June 30, 2025.
Dividend Declared
The Board of Directors declared a cash dividend of $0.36 per share for the quarter payable August 6, 2026 to shareholders of record as of July 27, 2026.

David S. Silverman, former President and Chief Executive Officer and Chair of the Board, added:
"After more than four decades with Union Bank, it is especially gratifying to see the Company continue to perform at a high level while remaining true to its core values and mission. Throughout my career, I have been privileged to work alongside dedicated employees, outstanding directors, and loyal customers who have all contributed to Union Bank's success. As I transition from my role as Chief Executive Officer to Chair of the Board, I do so with great confidence in Jeff Weidley's leadership, our experienced management team, and the Company's future. Union Bank remains financially strong, deeply committed to the communities it serves, and well-positioned to continue its tradition of independent community banking for generations to come."

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, wealth management services throughout northern Vermont and New Hampshire. Union Bank operates 18 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Since 1891, Union Bank has helped people achieve their dreams of owning a home, saving for retirement, starting or expanding a business and assisting municipalities to improve their communities. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of low to moderate home buyers. Union Bank is consistently one of the top Vermont Housing Finance Agency mortgage originators and has also been designated as an SBA Preferred lender for its participation in small business lending. Union Bank's employees contribute to the communities where they work and reside, serving on non-profit boards, raising funds for worthwhile causes, and giving countless hours in serving our fellow residents. All of these efforts have resulted in Union receiving and "Outstanding" rating for its compliance with the Community Reinvestment Act ("CRA") in its most recent examination. Union Bank is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.

Consolidated Balance Sheets (unaudited, in thousands)

ASSETS	June 30, 2026	June 30, 2025
Cash and due from banks	$6,522	$4,731
Federal funds sold & overnight deposits	24,461	24,536
Interest bearing deposits in banks	7,958	6,963
Investment securities	307,982	242,423
Loans held for sale	5,073	8,992
Loans, net	1,118,962	1,104,922
Allowance for credit losses	(8,390)	(8,307)
Premises and equipment, net	20,055	20,251
Accrued interest & other assets	76,174	75,853
Total Assets	$1,558,797	$1,480,364

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits	$216,852	$217,317
Interest bearing deposits	585,321	578,411
Time deposits	291,890	307,618
Borrowed funds	337,075	270,674
Subordinated notes	16,324	16,290
Accrued interest & other liabilities	20,927	18,796
Common stock	10,831	10,049
Additional paid-in capital	11,980	3,380
Retained earnings	98,853	93,350
Accumulated other comprehensive loss	(26,995)	(31,231)
Treasury stock at cost	(4,261)	(4,290)
Total Liabilities and Shareholders' Equity	$1,558,797	$1,480,364

Standby letters of credit were $1,772,000 and $1,632,000 at June 30, 2026 and 2025, respectively.

Consolidated Statements of Income (unaudited, in thousands)
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(3 months ended)		(6 months ended)

Interest income	$20,057	$18,721	$39,587	$37,016
Interest expense	8,437	8,275	16,672	16,300

Net interest income	11,620	10,446	22,915	20,716
Credit loss (benefit) expense	175	221	(150)	456

Net interest income after credit loss (benefit) expense	11,445	10,225	23,065	20,260

Wealth management income	329	295	633	571
Noninterest income	2,914	2,464	5,104	4,628
Noninterest expenses:
Salaries & wages	4,916	4,085	9,313	7,996
Employee benefits	1,897	1,971	3,662	3,552
Occupancy expense, net	547	547	1,194	1,199
Equipment expense	1,135	1,100	2,245	2,149
Other expenses	2,968	2,784	5,831	5,415
Total	11,463	10,487	22,245	20,311

Income before taxes	3,225	2,497	6,557	5,148
Income tax expense	301	102	629	252
Net Income	$2,924	$2,395	$5,928	$4,896

Earnings per share	$0.61	$0.53	$1.26	$1.08
Book value per share			$18.28	$15.66